Exhibit 99.1

PO BOX 3761

LAFAYETTE, LA 70502

Office: 337-896-6664     Fax: 337-896-9067

December 20, 2007

Mr. Ron Mogel

1434 Sherwood Park Circle

Houston, TX 77043

Re:	Employment Offer

Dear Ron:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer at OMNI Energy Services, Corp. This offer of employment includes the following:

•	A bi-weekly salary of $9,615.38 (equates to $250,000 annually);

•	A relocation package to reimburse you for all your closing costs on your house in Houston and the expense of moving your personal effects to the Lafayette area;

•	100,000 Stock Options, vesting in accordance with the OMNI Employee Stock Incentive Plan;

•	25,000 shares of Restricted Stock, vesting in accordance with the OMNI Stock Incentive Plan;

•	4 weeks vacation annually;

•	Participation in the OMNI Senior Executive Bonus Plan. In 2008, eligible to earn up to 125% of annual salary; targets will be determined upon board approval of the 2008 Business Plan;

•	Participation in the Company Long Term Incentive Compensation Plan beginning January 2008;

•	A $750 per month auto allowance;

•

A four year employment agreement that provides compensation protection in the event of an involuntary separation or change in control of the company. A first draft of this agreement will be provided to you within the next week.

This offer is contingent upon successful completion of a pre-employment drug screening, and verification of employment eligibility. All salary and benefits will begin on the day you report for duty.

Should you choose to accept this offer, please contact me to discuss your preferred start date. During your first day of employment, you will meet with a representative from Human Resources to complete new employee orientation. During this meeting, you will complete payroll paperwork, discuss and review several company policies and receive a brief orientation regarding the building and the surrounding area. The following paragraphs will detail important information regarding your employment.

Drug Detection and Deterrence Policy:

It is the policy of OMNI to provide a safe work place and to ensure the public that their safety and trust in OMNI are protected. All offers of employment are contingent upon compliance with all standards of personal conduct as established by the policies governing OMNI. Under the provisions of the Company’s Policy on Drugs and Alcohol, you must complete a drug-screening test prior to beginning your employment. Individuals who are found to have a confirmed positive drug test will not be eligible for employment at OMNI.

Employment Eligibility:

The Bureau of Citizenship and Immigration Services requires that we have official documentation of citizenship or visa status permitting employment with OMNI. We are required to verify the original document(s) on your first day of employment. This offer is contingent upon receipt of the above documentation. Please bring appropriate documentation with you on your first day of employment, such a valid driver’s license, passport, social security card, etc.

Social Security Number Confirmation:

Internal Revenue Service regulations stipulate that our Payroll Department cannot issue a payroll check until an individual presents evidence of a valid Social Security number or furnishes proof of application for a Social Security number. Therefore, when you report for duty, please bring your Social Security card or receipt of application from the Social Security Administration. We will be unable to process payroll papers until you have provided us this documentation.

Benefits:

You will be eligible for day-one benefits. These benefits include Health, Dental, Vision, Prescription Drug Coverage, Group Life, Accidental Death & Dismemberment and 401(k). Additional information and enrollment forms will be included in your new hire packet that will be forwarded to you upon acceptance of this offer.

If for any reason, your employment with OMNI terminates, your participation in the benefits program shall terminate effective simultaneously and without recourse. As a part of your orientation, you will be asked to complete enrollment forms to initiate these benefits.

Your acceptance of the position offered is required within 6 days of the date of this letter. Please contact me or Richard White to verify your receipt and acceptance of this letter, and to schedule your drug screening and new employee orientation.

The entire executive team is looking forward to working with you.

Sincerely,

/s/ James C. Eckert
James C. Eckert
Chairman, CEO and President

I accept the position, as offered:

/s/ Ron Mogel	December 25, 2007
Ron Mogel	Date